                                                                     EXHIBIT 8.1

[LETTERHEAD OF PRICEWATERHOUSECOOPERS APPEARS HERE]


Mr. Frank Khulusi
Chief Executive Officer
Creative Computers, Inc.
2555 West 190th Street
Torrance, California  90504

Mr. Gregory Jones
Chief Executive Officer
uBid, Inc.
2525 Busse Road
Oak Grove Village, Illinois  60007

August 31, 1999

                     Re:  Proposed uBid Secondary Offering
                     -------------------------------------
      Effect on Federal Income Tax Consequences of Prior Spin-Off of uBid
      -------------------------------------------------------------------

Dear Messrs. Khulusi and Jones:

You have requested our opinion regarding the federal income tax consequences of the effect of a proposed secondary public offering by uBid, Inc. ("uBid") on the prior tax-free distribution of the stock of uBid (the "Distribution") by Creative Computers, Inc. DE ("Holdings"). PricewaterhouseCoopers LLP ("PwC") issued an opinion on the federal income tax consequences of the Distribution (the "Opinion").


                                  Background
                                  ----------

Holdings is a publicly traded corporation which owns all of the outstanding stock of Creative Computers Inc. (CA) ("Creative"). Prior to June 7, 1999 Creative owned 7,329,883 shares, representing at least 80 percent of the voting power and value, of the outstanding stock of uBid. The remaining 1,817,000 shares of uBid were owned by the public as a result of uBid's initial public offering on December 4, 1998. On June 7, 1999, Creative distributed the stock of uBid it held to Holdings, and Holdings then distributed the stock of uBid it held to its

[LOGO OF PRICEWATERHOUSECOOPERS APPEARS HERE]

shareholders, in transactions intended to qualify for tax-free treatment under sections 368(a)(1)(D)/1/ and 355. One of the business purposes for the distribution of the stock of uBid by Creative and Holdings was to facilitate the uBid public offering which had occurred on December 4, 1998. Following the Distribution, all of the outstanding uBid stock was held by the public.

On November 17, 1998, SC Fundamental L.P., an investment advisor and previously a greater than five percent shareholder in Holdings, sold 799,500 of its Holdings shares on the open market. On January 21, 1999, Amre Youness, previously a greater than five percent shareholder in Holdings, sold 201,200 of his Holdings shares on the open market. Neither of these sales was placed to a single buyer or group of buyers, and each decision to sell was an independent
investment decision of each seller.   Each sale was not part of plan or series
of transactions in which one or more persons acquired control of either Holdings or uBid.

As of August 27, 1999, there were 2,397,223 outstanding options to acquire uBid stock, of which 528,524 were received by Creative option holders upon the Distribution. All other uBid stock options were issued to uBid employees in the ordinary course of business in the form of compensation to such employees. uBid is currently considering the issuance of 2,300,000 shares of its common stock in a public offering (the "Secondary Offering").


                                     Issue
                                     -----

You have requested PwC to consider whether the Secondary Offering will adversely impact the conclusions reached in the Opinion. Specifically, you have asked whether section 355(e) could apply as a result of the Secondary Offering which would require Creative to recognize gain on the distribution of uBid stock.



---------------------
/1/ All section references are to the Internal Revenue Code of 1986, as amended.
    All references to Treas. Reg. are to the Treasury regulations promulgated thereunder.

                                                                             (2)

[LOGO OF PRICEWATERHOUSECOOPERS APPEARS HERE]


                                    Opinion
                                    -------

In rendering our opinion on the federal income tax consequences of the Secondary Offering on the prior Distribution, we have reviewed all 13D and 13G filings made with the Securities and Exchange Commission through the date of this letter. We have also reviewed uBid's Amendment No. 1 to the Form S-1 Registration Statement dated August 31, 1999.


Our opinion is based solely upon the assumptions and representations made and contained herein being true, correct and complete. In rendering our opinion we have relied upon such facts, assumptions, and representations referred to herein without undertaking independently to verify the accuracy and completeness of the matters covered thereby. In the event any one of the facts, representations or assumptions is incorrect, the conclusion reached in this opinion might be adversely affected.

Our opinions represent our best judgment of how a court would rule if presented with the issues addressed therein and will not be binding upon either the IRS and/or a U.S. court of competent jurisdiction. The requirements for nonrecognition under section 355(e) are to a significant extent subjective in nature, and have an absence of authority addressing their application to the particular facts presented by the proposed transaction. Assurance cannot be given that a position taken in reliance on our opinions will not be challenged by the IRS or rejected by a court. No ruling will be requested from the IRS regarding the proposed transaction.


It is our opinion, based on the facts, assumptions and representations contained herein, that the Secondary Offering should not result in the application of section 355(e) with respect to the Distribution.


                                  Assumptions
                                  -----------


In rendering a tax opinion on the effect of the Secondary Offering on the Distribution, PwC has made certain assumptions. If any one of these assumptions is not true, accurate, and complete, our opinions could change. PwC has relied on the accuracy of these assumptions, and has not attempted to independently verify any of these assumptions.

1. All representations made in the Opinion were true and accurate as of the date of the

                                                                             (3)

[LOGO OF PRICEWATERHOUSECOOPERS APPEARS HERE]

    Distribution, and the management of Holdings, Creative, and uBid are not aware of any events or conditions occurring subsequent to the Distribution which would make any of the representations not true and accurate.


2. To the best of the knowledge of the management of Holdings, Creative, and uBid, each sale of Holdings shares by Amre Youness and SC Fundamental L.P. was: (a) effected on the open market and completed with unrelated purchaser(s); (b) not placed to a single buyer or group of buyers; (c) made pursuant to an independent investment decision of each seller; and (d) not part of plan or series of transactions in which one or more persons acquired control of either Holdings or uBid.


3. Shares of uBid issued under the uBid stock option plan are not issued pursuant to a plan or series of related transactions intended to allow a person or persons to acquire control of uBid. All stock options issued under uBid's stock option plan were issued to employees of uBid in the ordinary course of uBid's business.


4. Except for open market transactions typical of any company with securities traded on the NASDAQ market, all dispositions of Holdings, Creative, and uBid shares occurring during the four year period beginning two years prior to the Distribution have been disclosed to PwC.



                        Federal Income Tax Consequences
                        -------------------------------

If there is a distribution of stock to which section 355(e) applies, any stock or securities in the controlled corporation shall not be treated as qualified property for purposes of section 355(c)(2) and section 361(c)(2). Section
355(e)(1).   Section 355(e) applies to any distribution which is a section 355 distribution, and which is part of a plan (or series of related transactions) pursuant to which one or more persons acquire directly or indirectly stock representing a 50-percent or greater interest/2/ in the distributing corporation or any controlled

---------------------
/2/ "50-percent or greater interest" is defined in section 355(d)(4) as at least 50 percent of the total combined voting power of the corporation, or at least 50 percent of the value of all shares of all classes of stock of the corporation.

                                                                             (4)

[LOGO OF PRICEWATERHOUSECOOPERS APPEARS HERE]

corporation. Section 355(e)(2)(A). If one or more persons acquire, directly or indirectly, stock representing a 50 percent or greater interest in the distributing corporation or any controlled corporation during the four year period beginning two years prior to the distribution, such acquisition shall be treated as pursuant to a plan described in section 355(e)(2)(A) unless it is established that the distribution and the acquisition are not pursuant to a plan or series of related transactions.

To date, there has been no authoritative guidance from the Internal Revenue Service regarding the application of section 355(e). Specifically, there has been no authoritative guidance on what constitutes a "plan or series of related transactions" for purposes of section 355(e)./3/

The only guidance available on the application of section 355(e) is in the legislative history and committee reports of the provision. The "Blue Book"/4/ describing section 355(e) states that a public offering of sufficient size can result in an acquisition that causes gain recognition under section 355(e). Additionally, whether a corporation is acquired is determined under the rules similar to those of section 355(d), except that acquisitions are not restricted to "purchase" transactions.

The Opinion concluded, among other items, that no gain or loss will be recognized by Creative, Holdings, or the shareholders of Holdings on the Distribution. This conclusion was based, in part, upon representations that

     In no event will 50 percent or more of the total combined voting power of all classes of stock entitled to vote or 50 percent or more of the total value of shares of all classes of stock of Holdings or uBid, directly or indirectly, be offered to the public, acquired by or issued to one or more persons, or issued

-------------------------

/3/ On August 19, 1999, Proposed Regulations under section 355(e) were issued which provide guidance on the application of certain provisions of section 355(e). While these proposed regulations are instructive, they are proposed to be effective for distributions occurring on or after the date final regulations are published in the federal register.

/4/ General Explanation of Tax Legislation Enacted in 1997, prepared by the staff of the Joint Committee on Taxation, December 17, 1997.

                                                                             (5)

[LOGO OF PRICEWATERHOUSECOOPERS APPEARS HERE]

     through option exercises during the four-year period beginning on the date which is two years before the date of the Distribution, unless it is established that the Distribution and the offering of the Holdings or uBid stock to the public, the acquisition or issuance of the Holdings or uBid stock by or to one or more persons, or the issuance of the Holdings or uBid stock through option exercises are not pursuant to a plan or series of related transactions.

     Following the four year period beginning two years before the date of the Distribution, there is no plan or intention for 50 percent or more of the total combined voting power of all classes of stock entitled to vote or 50 percent or more of the total value of shares of all classes of stock of Holdings or uBid, directly or indirectly, to be offered to the public, acquired by or issued to one or more persons, or to be issued through option exercises.

It is our assumption that these representations were true and accurate on the date of the Distribution. The sales of Holdings shares by SC Fundamental L.P. and Amre Youness, the issuance of options to acquire uBid stock issued to employees in the ordinary course of uBid's business, and the issuance of uBid stock options to Holdings option holders in the Distribution, considered together with the uBid initial public offering and the Secondary Offering, should not result in the application of section 355(e) to the Distribution.

                            Caveats and Limitations
                            -----------------------

This opinion is based upon the information presented and the facts and assumptions described above. Our opinion does not address any transactions other than those described above, or any transactions whatsoever, if all the transactions described therein are not consummated as described without waiver or breach of any material provision thereof or if the information, assumptions and representations set forth therein are not true and accurate at all relevant times. If any of the information, assumptions or representations are incorrect, the conclusions reached in our opinion might be adversely affected.

No assurance can be given that future legislative or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions

                                                                             (6)

[LOGO OF PRICEWATERHOUSECOOPERS APPEARS HERE]

stated therein. PwC undertakes no responsibility to advise any party or shareholder of any developments in the application or interpretation of the federal income tax laws.

The opinion will not address any federal income tax consequences of the transactions described therein, or transactions related or proximate to the transactions described therein, except as specifically set forth. Specifically, the opinion will not address any tax consequences of the Secondary Offering, or the effect of any transaction involving the stock of Creative, Holdings, or uBid, other than those specifically named herein.

The opinion does not address any state, local, foreign, or other tax consequences that may result from any of the transactions described herein, or transactions related to the transactions described herein.

We will assume that all documents provided to us represent the final form of the documents or will result in the final form of the documents and will be similar in all respects to the documents, as executed.

                                    Consent
                                    -------

PricewaterhouseCoopers LLP consents to referencing this opinion in uBid's Form S-1 referred to above and to the filing of this opinion as an exhibit to the Form S-1 Registration Statement.

                        * * * * * * * * * * * * * * * *

If you have any questions, please do not hesitate to call Mark Boyer at (202) 414-1629 or Al Remeikis at (202) 414-1602.


Sincerely,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Tax and Legal Services

                                                                             (7)